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                                                                    Exhibit 99.2

           J.M. SMUCKER ANNOUNCES NEW SMUCKER STOCK TO BEGIN TRADING;
             EXPECTS FISCAL 2002 EPS TO MEET ANALYSTS' EXPECTATIONS

Orrville, Ohio, June 3, 2002 - The J. M. Smucker Company (NYSE: SJM) announced that, with the completion on June 1, 2002, of the Jif and Crisco merger into Smucker, its new common shares will begin trading on the New York Stock Exchange effective today. The stock ticker symbol will remain "SJM."

In accordance with the terms of the transaction, each existing Smucker shareholder received .9451 of a share of new Smucker common for each existing share held on May 31, 2002. Procter & Gamble shareholders received one share of new Smucker common for every 50 shares of Procter & Gamble stock they owned on May 29, 2002. With the completion of the transaction, Smucker now has 49,531,376 shares outstanding. For further information on the merger, please see the Smucker and Procter & Gamble web sites at www.smuckers.com and www.pg.com/investor, respectively.

The Company also confirmed that, while the year-end results are still subject to final audit, it expects earnings per share results for the fourth quarter and fiscal year ending April 30, 2002, to be in line both with previous guidance and consensus earnings estimates as reported by First Call.

Commenting on the announcement, Tim Smucker, Company chairman and co-CEO said, "Our core business has continued to perform strongly, with solid top and bottom line growth. As we launch the new Smucker Company, with the addition of Jif and Crisco, the Company is well-positioned to continue to drive value for all of our stakeholders."

The Company expects to issue detailed financial results for both the fourth quarter and fiscal year 2002 in advance of a conference call scheduled for June 18th at 8:30 a.m. that will be available via webcast at www.smuckers.com.

ABOUT THE J. M. SMUCKER COMPANY

The J.M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product - apple butter - from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. In June of this year, the Company further enhanced its leadership position with the addition of Jif peanut butter and Crisco shortening and oils to the Smucker family of brands. For over 100 years, The J.M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J.M. Smucker Company has over 2,500 employees worldwide and distributes products in more than 45 countries.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. These include statements regarding expectations as to final audited financial results. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the companies with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contact:
Steven J. Ellcessor,
Vice President-Finance and Administration and Chief Financial Officer The J. M. Smucker Company
(330) 682-3000